Exhibit 11

                 STANLEY FURNITURE COMPANY, INC.
      SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE
                           (Unaudited)
              (In thousands, except per share data)

                            Three Months Ended  Six Months Ended
                            June 29,  June 30,  June 29, June 30,
                              1997      1996      1997     1996
Net income used in calcula-
  ting primary and fully
  diluted earnings per
  common share.............  $2,756   $1,704     $5,528   $3,287


Primary earnings per common
  share:

Weighted average shares
  outstanding..............   4,587    4,727      4,586    4,727
Add shares issuable
  assuming exercise of
  stock options............     384      115        407       48
    Weighted average number
      of shares used in
      calculating primary
      earnings per common
      share................   4,971    4,842      4,993    4,775

  Primary earnings per
    common share...........  $  .55   $  .35     $ 1.11   $  .69


Fully diluted earnings per
  common share:

Weighted average shares
  outstanding..............   4,587    4,727      4,585    4,727
Add shares issuable
   assuming excercise of
   stock options...........     434      115        434       74
    Weighted average number
      of shares used in
      calculating fully
      diluted earnings per
      common share.........   5,021    4,842      5,019    4,801

  Fully diluted earnings
    per common share.......  $  .55   $  .35     $ 1.10   $  .68

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